Exhibit 99.1

Aquestive Therapeutics Completes $45 Million Debt Refinancing

Warren, N.J., November X, 2023 – Aquestive Therapeutics, Inc. (NASDAQ:AQST), a pharmaceutical company advancing medicines to bring meaningful improvement to patients’ lives through innovative science and delivery technologies, today announced the refinancing of its existing debt facility.

The Company redeemed its 12.5% senior secured notes due 2025 (the “2019 Indenture”) and entered into a new financing through the issuance of new 13.5% senior secured notes due 2028 (the “Notes”).  The new financing of $45,000,000 under a new Indenture by a large leading institutional investor and affiliated entities (collectively, the “Note Holders”) will be used by Aquestive to repay all outstanding notes issued under the 2019 Indenture, and otherwise for general corporate purposes. The Notes are senior secured obligations of Aquestive and will mature on November 1, 2028, unless earlier redeemed or repurchased in accordance with their terms. The Notes bear interest at a fixed rate of 13.5% per year, payable quarterly. Principal on the Notes will be repaid starting on June 30, 2026. The Notes contain no revenue or cash covenants, and no warrants for purchase of the Company’s common stock were issued under the terms of the transaction.

In connection with the financing transaction, the Company entered into agreements (the “Royalty Agreements”) with each of the Note Holders granting the Note Holders a tiered royalty between 1.0% and 2.0% of annual worldwide net sales of Anaphylm ™ (epinephrine) Sublingual Film for a period of eight years from the first sale of Anaphylm on a global basis. The Note Holders are also entitled to a tiered royalty between 1.0% to 2.0% of annual worldwide net sales of Libervant ™ (diazepam) Buccal Film until the earlier of (1) the first sale of Anaphylm and (2) eight years from the first sale of Libervant.

“We are pleased to announce this new debt facility,” said Daniel Barber, CEO of Aquestive Therapeutics. “The structure of this refinancing transaction removes a significant near-term financial overhang and reduces the Company’s principal and interest payments by approximately $28 million through June of 2025. We are excited by this investment in our future by a large leading institutional investor. This is an important step forward for the Company.”

Morgan Stanley & Co. LLC acted as the sole placement agent to Aquestive. Dechert LLP acted as counsel to Aquestive and Pillsbury Winthrop Shaw Pittman LLP acted as counsel to the Note Holders.

For more information regarding the terms and conditions of the Notes and the Royalty Agreements, please refer to the Current Report on Form 8-K filed today by Aquestive with the Securities and Exchange Commission (SEC).

About Aquestive
Aquestive is a pharmaceutical company advancing medicines to bring meaningful improvement to patients’ lives through innovative science and delivery technologies. We are developing orally administered products to deliver complex molecules, providing novel alternatives to invasive and inconvenient standard of care therapies. Aquestive has five commercialized products marketed by its licensees in the U.S. and around the world, and is the exclusive manufacturer of these licensed products. The Company also collaborates with pharmaceutical companies to bring new molecules to market using proprietary, best-in-class technologies, like PharmFilm®, and has proven drug development and commercialization capabilities. Aquestive is advancing a late-stage proprietary product pipeline focused on treating diseases of the central nervous system and an earlier stage pipeline for the treatment of severe allergic reactions, including anaphylaxis. For more information, visit Aquestive.com and follow us on LinkedIn.

Forward Looking Statements
Certain statements in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the financial outlook and future financial position of the Company and other statements that are not historical facts. These forward-looking statements, which reflect the Company’s best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of the Company to be materially different from the performance indicated or implied by such statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of future unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: timing, cost and success of the advancement of the Company’s product candidates through clinical development and regulatory approval, or failure to receive approval at all; success of competing products; terms and availability of capital; uncertainties related to general economic, political (including acts of war and terrorism), business, industry, regulatory, financial and market conditions and other unusual items; and other factors and risks affecting the Company described in the “Risk Factors” section and in other sections contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company’s subsequent quarterly reports on Form 10-Q, filed with the SEC. All subsequent forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by this cautionary statement.

PharmFilm® and the Aquestive logo are registered trademarks of Aquestive Therapeutics, Inc. The tradename for AQST-109 “Anaphylm” has been conditionally approved by the U.S. Food and Drug Administration (FDA). Final approval of the Anaphylm™ proprietary name is conditioned on FDA approval of the product candidate.

Investor Inquiries:
ICR Westwicke
Stephanie Carrington
stephanie.carrington@westwicke.com
646-277-1282